                                                                                    Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited
Completes Three Vessel Acquisition

Takes Delivery of Panamax Drybulk Vessel

NEW YORK, November 20, 2006 - Genco Shipping & Trading Limited (NASDAQ: GSTL) today announced that it has taken delivery of the Genco Surprise, a 1998-built Panamax vessel. The Company intends to commence a previously announced time charter for the Genco Surprise for twelve to fourteen months at a gross rate of $25,000 per day upon delivery of the vessel to the charterer on or about November 23, 2006.

The Genco Surprise is the final vessel delivered under the Company’s previously announced agreement to acquire three drybulk vessels for an aggregate purchase price of $81.25 million. With the addition of its most recent Panamax vessel, Genco’s fleet consists of seven Panamax, eight Handymax and five Handysize vessels with a carrying capacity of approximately 1,029,000 dwt and an average age of nine years.

Robert Gerald Buchanan, President, commented, “We are pleased to complete our three-vessel acquisition with the delivery of the Genco Surprise. This acquisition further demonstrates the disciplined approach employed by our Company in consolidating the drybulk industry. With pro forma liquidity of $388 million as of September 30, 2006, we will continue to seek opportunities to expand our fleet in a prudent manner with a focus on earnings and cash flow accretion as well as return on capital.”

The following table reflects the employment of Genco’s fleet after giving effect to the delivery of the Genco Surprise:

Fleet List

	Vessel	Vessel Type	Expiration Date(1)	Time Charter Rates(2)
1	Genco Beauty	Panamax	February 2007	$29,000
2	Genco Knight	Panamax	February 2007	$29,000
3	Genco Leader	Panamax	Spot(3)	N/A
4	Genco Trader	Panamax	Spot(3)	N/A
5	Genco Vigour	Panamax	December 2006	$29,000
6	Genco Acheron	Panamax	January 2007	$28,500
7	Genco Surprise	Panamax	12 to 14 months from charter delivery date	$25,000
8	Genco Muse	Handymax	September 2007	$26,500(4)
9	Genco Marine	Handymax	March 2007	$18,000(5)
10	Genco Prosperity	Handymax	March 2007	$23,000
11	Genco Carrier	Handymax	December 2006	$24,000
12	Genco Wisdom	Handymax	January 2007	$24,000
13	Genco Success	Handymax	January 2007	$23,850
			January 2008	$24,000(6)
14	Genco Glory	Handymax	December 2006	$18,250
15	Genco Commander	Handymax	October 2007	$19,750
16	Genco Explorer	Handysize	July 2007	$13,500
17	Genco Pioneer	Handysize	August 2007	$13,500
18	Genco Progress	Handysize	August 2007	$13,500
19	Genco Reliance	Handysize	July 2007	$13,500
20	Genco Sugar	Handysize	July 2007	$13,500

(1) The dates presented on this table represent the earliest dates that our charters may be terminated. Except with respect to the Genco Trader and Genco Leader charters, under the terms of the contracts, charterers are entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(3) The Genco Trader and Genco Leader entered into the Baumarine Pool arrangement in December 2005 and February 2006, respectively.
(4) Since this vessel was acquired with an existing time charter at an above market rate, the Company allocates the purchase price between the vessel and a deferred asset for the value assigned to the above market charterhire. This deferred asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $21,500 recognized as revenue. For cash flow purposes, the Company will continue to receive $26,500 per day less commissions.

(5) The time charter rate was $26,000 until March 2006 and $18,000 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.
(6) The Company extended the time charter for an additional eleven to thirteen months at a rate of $24,000 per day, less a 5% third party brokerage commission. The time charter would commence February 1, 2007 following the expiration of the vessel's current time charter in January 2007. The extension is subject to completion of definitive agreements acceptable to both Genco and Korea Line Corporation.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Currently, Genco Shipping & Trading Limited owns a fleet of 20 drybulk vessels, consisting of seven Panamax, eight Handymax and five Handysize vessels, with a carrying capacity of approximately 1,029,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.

The pro forma liquidity figure of $388 million, displayed above, consists of the undrawn amount of our credit facility of $338 million plus pro forma cash of $50.3 million which takes into effect the payment of dividends of $15.3 million on or about November 30, 2006 to all shareholders of record as of November 16, 2006 as well as the payment for our three new vessels of $81.25 million.

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